Exhibit 99.01
News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com
SYMANTEC NAMES JAMES BEER CHIEF FINANCIAL OFFICER
Beer Brings Broad Management Experience of a Global 500 Company
CUPERTINO, Calif. – Feb. 13, 2006 – Symantec Corp. (Nasdaq: SYMC) today announced that it has appointed James Beer as executive vice president and chief financial officer. Beer most recently served as senior vice president and chief financial officer of AMR Corp. and American Airlines.
“In dealing with the challenges of the airline industry over the last several years, James has demonstrated the ability to move quickly to identify solutions to address complex problems on a global scale,” said John W. Thompson, chief executive officer of Symantec. “His broad experience in a Global 500 organization will be a great complement to the Symantec leadership team.”
Beer will lead Symantec’s worldwide finance organization and will have responsibility for accounting, strategic planning and analysis, treasury, tax, and audit. He will also lead the corporate development, facilities and operations teams.
“Symantec is uniquely positioned to take advantage of tremendous growth opportunities in information technology,” said Beer. “I look forward to working with the leadership team to help realize and maximize that potential.”
While at American Airlines, Beer held a variety of financial planning and operating roles including leading the airline’s European and Asia Pacific businesses. He also led, on behalf of American, the creation of the oneworld alliance, as well as the majority of American’s other international alliance relationships. In addition, he was responsible for the negotiation of multi-billion dollar acquisition transactions and the associated financing. In his corporate development role, he was responsible for American’s investments in Orbitz and Worldspan. He also led the effort to evaluate options for enhancing shareholder value which culminated in the initial public offering and eventual spin-off of the Sabre Group.
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Symantec Names James Beer Chief Financial Officer

Named chief financial officer of American Airlines in December 2003, Beer was responsible for the corporation’s finance functions including financial planning, treasury, corporate development, accounting, tax, purchasing, and investor relations. He also managed American Beacon Advisors Inc., a subsidiary of AMR that manages more than $30 billion in assets. He initially joined American Airlines in 1991.
Prior to joining American Airlines, Beer spent seven years as a management consultant at Andersen Consulting, now known as Accenture, in Europe and the United States. He holds a bachelor of science degree in aeronautical engineering from Imperial College, London University, and a master’s degree in business administration from Harvard Business School.
About Symantec
Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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